Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Deferred Compensation Obligations under the Regions Financial Corporation Directors’ Deferred Investment and Non-Qualified Excess 401(k) Plans of our report dated February 21, 2020, with respect to the consolidated financial statements of Regions Financial Corporation and the effectiveness of internal control over financial reporting of Regions Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

December 30, 2020